Filed pursuant to Rule 433 Registration Statement No. 333-131266

                                                                  Morgan Stanley

Morgan Stanley
Fixed Income Investor Overview

Full Year 2006

Notice

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, nonpublic information. No representation is made that it is accurate or complete. The presentation has been prepared solely for informational purposes, is neither an offer to sell nor the solicitation of an offer to buy any security or instrument and has not been updated since originally presented.

The information provided herein may include certain non-GAAP financial measures. The reconciliation of such measures to the comparable GAAP figures are included in the Company's Annual Reports on Form 10-K, Quarterly Reports on
Form 10-Q and Current Reports on Form 8-K, including any amendments thereto, all of which are available on www.morganstanley. com.

This presentation may contain forward -looking statements. You are cautioned not to place undue reliance on forward -looking statements, which speak only as of the date on which they are made, which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of risks and uncertainties that may affect the future results of the
Company, please see "Competition" and "Regulation" in Part I, Item 1, "Risk
Factors" in Part 1, Item 1A, and "Certain Factors Affecting Results of
Operations" in Part II, Item 7 of the Company's Annual Report on Form 10-K for
the fiscal year ended November 30, 2006 and "Management's Discussion and
Analysis of Financial Condition and Results of Operations" and "Risk Factors"
in the Company's Quarterly Reports on Form 10-Q and other items throughout the
Form 10-K, Forms 10-Q and the Company's Current Reports on Form 8-K.

The issuer has filed a registration statement (including a prospectus) with the
SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.
You may get these documents for free by visiting EDGAR on the SEC Web site at
www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Morgan Stanley
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Consolidated Financial Highlights -- FY 2006

----------------------        ----------------------
Net Revenues                  Profit Before Taxes(1)
($MM)                         ($MM)

----------------------        ----------------------
----------------------        ----------------------
Cont. Ops. Diluted EPS        Cont. Ops. Annualized ROE
($/Share)                     (%)

----------------------   ----------------------

Source:  Company SEC Filings and 4Q06 Financial Supplement

Notes:   (1) Amounts represent income from continuing operations before losses from unconsolidated investees, income taxes, dividends on preferred securities subject to mandatory redemption and cumulative effect of accounting change, net.

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Segment Contributions -- FY 2006

------------------------------   ---------------------------------------
Net Revenues of $34.1bn(1)       Profit Before Taxes of $11.0bn(2)(3)
(%)                              (%)

------------------------------   ---------------------------------------
Pre-tax Profit Margin            Return on Average Common Equity (4)
(%)                              (%)

------------------------------   ---------------------------------------

Source:  Company SEC Filings and 4Q06 Financial Supplement
Notes:   (1)     Excluding intersegment eliminations of ($269mm).
         (2)     Excluding intersegment eliminations of $33mm.
         (3)     Income from continuing operations before losses from
                 unconsolidated investees, income taxes and cumulative effect of accounting change, net.
         (4)     The computation of average common equity for each segment is based upon an economic capital model that the Company uses to determine the amount of equity capital needed to support the risk of its business activities and to ensure that the Company remains adequately capitalized.

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Key Strategic Principles and Financial Objectives

Diversified, Global Firm Focused on Improving Profit Margins, Growth, and ROE

o    Leverage global scale, franchise and integration across businesses

o    Strike a better balance between principal and customer activity

o    Invest to optimize growth opportunities and achieve best-in-class status in all businesses

o    Aggressively pursue new opportunities including bolt-on acquisitions

o    Create cohesive "One-Firm" culture with the right leadership

            Double 2005 pre-tax profits by 2010 5 percentage points
                     improvement in pre-tax profit margin

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Institutional Securities

     Critical Initiatives                                       2007 Focus

o Increase principal risk taking                 o    Continue to improve risk-adjusted
                                                      trading revenues and returns on
o Expand derivatives business                         risk taking

o Increase presence in domestic and global       o    Accelerate progress toward our goal
  residential mortgage                                of $2.5bn in principal investments

o Build leveraged finance business               o    Build upon growth initiatives in
                                                      equity derivatives
o Grow in emerging markets
                                                 o    Complete integration of
o Enhance financing / prime brokerage offerings       acquisitions
                                                      - Mortgages: Saxon Capital (U.S.),
o Improve economics of core equities business           Advantage (U.K.) and CityMortgage
                                                        (Russia)
                                                      - Commodities: TransMontaigne and Heidmar

                                                 o    Pursue measured leveraged finance
                                                      build out

                                                 o    Build out emerging markets
                                                      - Develop more international presence through
                                                        increased local branches
                                                      - Secure licenses and mandates to increase
                                                        product offerings in local markets
                                                      - Focus research on emerging and developing
                                                        markets

                                                 o    Prime Brokerage
                                                      - Continue roll out of multi-asset class offerings
                                                      - Maintain pace of global client balance growth

                                                 o    Enhance electronic and program equity trading
                                                      capabilities and productivity and efficiency in the cash
                                                      equities business

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Asset Management

     Critical Initiatives                                             2007 Focus

o Enhance bench of talent                                   o Continue to grow alternatives and hedge
o Build alternatives capability                               fund opportunities
o New products and bolt-on acquisitions / lift-outs           - Develop global alternatives sales force,
o Rebuild institutional reputation and business,                including distribution with Global Wealth
  particularly in U.S.                                          Management Group
o Stem outflows of Morgan Stanley retail mutual               - Coordinate structured products/portable
  funds                                                         alpha with Institutional Securities
o Continued focus on improved performance                     - Further develop support functions: legal,
                                                                operations, trading and risk oversight
                                                            o Make traditional acquisitions / lift-outs
                                                              to fill product gaps to complement existing
                                                              product lines
                                                              - Equity and fixed income, with large cap
                                                                products (core, growth and value), global
                                                                blend, international and high yield
                                                            o Continue growth of international franchise
                                                            o Rationalize proprietary fund sales
                                                            o Continue build out of Private Equity and
                                                              Infrastructure businesses

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Global Wealth Management

Critical Initiatives                                            2007 Focus

o   Improve financial performance                               o    Continue recruiting at a measured pace, with only economic deals
o   Stabilize sales force and energize organization                  -   Confident that FA headcount will finish the year at 8,000
o   Explore new revenue opportunities                           0    Focus on growth in High Net Worth business
o   Strengthen linkages with rest of Morgan Stanley franchise        -   PWM, both domestically and internationally
o   Develop technology and operations support                        -   Swiss Bank build out
o   Continued focus on control and compliance/ legal issues     o    Targeted acquisitions possible
                                                                o    Grow in asset management versus transactional business
                                                                o    Continue growth in the Bank Deposit Program
                                                                o    Expand into alternative investments and offer more
                                                                     closed-end funds
                                                                o    Enhance integration with Institutional Securities
                                                                o    Technology, operations and compliance improvements

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Discover

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Critical Initiatives                                    2007 Focus
-------------------------------------------------       ------------------------------------------------------
o   Invest to expand merchant acceptance, new           o   Complete spin-off by 3Q07
    accounts and usage                                  o   Grow U.S. Sales and Loans
    - Merchant acquisition effort                           - Leverage brand, new products, and service to
    - Cardmember acquisition and usage                        continue sales and loan growth
    - Brand / product differentiation                   o   Universal Domestic Acceptance
    - Portfolio management                                  - Increase acceptance with small/medium
    - Additional markets / products                           merchants by implementing newly-signed
o   Monetize growth opportunities in the payments             acquirer deals
    business (signature and PIN)                        o   Payments
o   Grow international network, issuing and acquiring       - Add additional third party issuers and volume
    businesses                                                onto Pulse and Discover Networks
                                                        o   European
                                                            -  Multiple projects to control U.K. credit losses,
                                                               improve revenue margins and reduce expenses
                                                        o   Expense Efficiency
                                                            -  Cross functional programs focused on
                                                               improving marketing effectiveness, reducing
                                                               customer servicing costs and enhancing
                                                               leverage of employee and infrastructure costs

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Capital and Risk Management

o   Active capital management
    - Balance use of capital for organic growth, acquisitions and share repurchases
      - Current goal to repurchase up to $6 billion over the next 12-18 months
    - Use Tier 1 capital for economic capital model to give credit to preferred and hybrid capital instruments
o   Effective risk management
    - Focus on making sure the Firm's risk-taking is active, prudent, balanced and commensurate with the rewards and the Firm's risk appetite
    - Use integrated approach that spans all of the risks to which the firm is exposed - the
      "Doctrine of No Surprises"
      -  Risk committees - at both Firm and business level - regularly perform comprehensive reviews
      -  Control groups (e.g., market risk managers, credit officers and infrastructure)
         have credibility and access to senior management
o   Rely on metrics including VaR, stress tests, scenario analysis, mark to market and mark to model back testing

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Increased Economic Capital Usage
--------------------------------------------------------------------------------
Average Economic Capital(1)
($Bn)

Source:  Company SEC Filings and 4Q06 Financial Supplement

Notes:  (1) The Company uses an economic capital model to determine the amount of equity capital needed to support the risk of its business activities to ensure that the Company remains adequately capitalized. Economic capital is defined as the amount of capital needed to run the business through the business cycle and satisfy the requirements of regulators, rating agencies and the market. The Company's methodology is based on a going concern approach that assigns economic capital to each segment based on regulatory capital usage plus additional capital for stress losses, goodwill and principal investment risk.
            The economic capital model and allocation methodology may be enhanced over time in response to changes in the business and regulatory environment.

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Better Leverage Firm Capital

-------------------------------------         ----------------------------------------------------
Adjusted Assets                               Lending and Commitments vs. Hedges
($Bn)                                         ($Bn)

------------------------------------          ----------------------------------------------------
Adjusted Leverage Ratio(1):                   % Investment Grade:

14.2x       16.4x     17.7x                   91%       65%    65%
-----------------------------------           ----------------------------------------------------

                                              Investment Grade (left axis) Hedges (2) (right axis)
                                              Non-Investment Grade (left axis)
-----------------------------------           ----------------------------------------------------

Source: Company SEC Filings and 4Q06 Financial Supplement
Notes: (1)  Adjusted leverage ratio equals adjusted total assets divided by tangible shareholders' equity.
       (2)  Includes both internal and external hedges utilized by the lending business.

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Measured VaR Growth

Aggregate Average Trading and Total VaR vs. Total Average
Economic Capital(1)

64 67 61 54
33.7
27.8
4Q04 4Q06
% Trading VaR to
Economic Capital
0.194% 0.181%
% Total VaR to
Economic Capital
0.230% 0.199%
Compound Annual Growth
Rates
(%)
2
10
6
4Q04 - 4Q06

Aggregate Average Trading VaR ($MM) Aggregate Average Total VaR ($MM) Total
Economic Capital ($Bn)

Source: Company SEC Filings and 4Q06 Financial Supplement
Notes:(1) The Company uses an economic capital model to determine the amount of equity capital needed to support the risk of its business activities to ensure that the Company remains adequately capitalized. Economic capital is defined as the amount of capital needed to run the business through the business cycle and satisfy the requirements of regulators, rating agencies and the market. The Company's methodology is based on a going concern approach that assigns economic capital to each segment based on regulatory capital usage plus additional capital for stress losses, goodwill and principal investment risk.
          The economic capital model and allocation methodology may be enhanced over time in response to changes in the business and regulatory environment.

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Improving Risk / Return

Quarterly Sales and Trading Net Revenues vs. Average Trading VaR

0
20
40
60
80
100
120
1Q04 2Q04 3Q04 4Q04 1Q05 2Q05 3Q05 4Q05 1Q06 2Q06 3Q06 4Q06
0
500
1,000
1,500
2,000
2,500
3,000
3,500
4,000
4,500
5,000
Return on VaR (Sales & Trading
Revenues / Trading VaR)
(x) (left axis)
Total Sales &
Trading Revenues
($MM) (right axis)
Daily 95%, One Day, Average
Aggregate Trading Value-at-Risk
($MM) (left axis)
$MM / x $MM

Source: Company SEC filings and 4Q06 Financial Supplement

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Financial Strength
                      Total Capital at November 30, 2006
                                     ($Bn)
61.6 65.9
82.8
110.8
125.9
35.4 29.2 28.2 24.9 21.9 20.7
40.9 44.0
57.9
82.6
96.7
126.7
162.1
2001 2002 2003 2004 2005 2006
                  Shareholders' Equity    Long-Term Debt (1)

Source: Company SEC filings
Notes:(1) These amounts exclude the current portion of long-term borrowings and include Capital Units and junior subordinated debt issued to capital trusts.

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Liquidity Management Framework

Contingency                      Liquidity              Cash Capital
Funding Plan                     Reserve                Policy

                             Financing Guidelines

      o Secured Funding                     o Surplus Capacity
      o Asset / Liability Matching          o Diversification
      o Staggered Maturities                o Committed Credit

Source: Company SEC filings

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Committed Credit Facility

Currency Diversification            Unsecured vs. Secured

28%                                 100%
66%                                 Unsecured
6%                                  $11.43Bn
Yen
(Y)80Bn ($680MM)
USD
$7.5Bn
Multicurrency
$3.25Bn

                       Total Committed Credit = $11.43Bn

Source: Company SEC filings

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Credit Quality

                                 Debt Ratings

                                               Senior Debt    Commercial Paper
Dominion Bond Rating Service Limited           AA (low)       R-1 (middle)
Fitch Ratings (1)                              AA-            F1+
Moody's Investors Service                      Aa3            P-1
Rating and Investment Information, Inc. (R&I)  AA             a-1+
Standard & Poor's (2)                          A+             A-1

Notes:    (1)  Outlook changed to Negative on December 19, 2006
          (2)  Outlook changed to Positive on October 27, 2006

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